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                                                                    EXHIBIT 99.1



ATRIX LABORATORIES, INC. CONTACT:             FUJISAWA HEALTHCARE, INC. CONTACT:
Danette R.M. Meyer, Ph.D.                     Maribeth Landwehr
(Dmeyer@atrixlabs.com)                        (maribeth_landwehr@fujisawa.com)
Director, Investor Relations                  Corporate Communications
(970) 482-5868                                (847) 317-8988
http://www.atrixlabs.com                      http://www.fujisawa.com

INVESTOR RELATIONS FIRM:
Robert Jaffe (rjaffe@pondel.com)
PONDEL/WILKINSON MS&L
(310) 207-9300

          ATRIX LICENSES MARKETING RIGHTS TO FUJISAWA FOR PROPRIETARY
                      DERMATOLOGICAL PRODUCT, ATRISONE(TM)

FORT COLLINS, CO AND DEERFIELD, IL (OCTOBER 17, 2001) -- ATRIX LABORATORIES, INC. (NASDAQ NM: ATRX) announced today it has licensed the exclusive North American marketing and distribution rights for its proprietary dermatological product, Atrisone(TM), dapsone topical gel, to FUJISAWA HEALTHCARE, INC., a subsidiary of Fujisawa Pharmaceutical Co., Ltd., a leading global developer and marketer of dermatological and other proprietary pharmaceutical products. Atrisone currently is under evaluation in Phase III clinical studies in the U.S. for the treatment of acne and in pilot studies for additional indications.

Under the terms of the agreement, Atrix will receive up to $25 million in licensing fees, research and development support and milestone payments. Fujisawa will also pay Atrix royalties based on sales of the product. As part of the agreement, Atrix will manufacture Atrisone for Fujisawa in its Fort Collins facility and receive a manufacturing margin. Fujisawa also has rights to develop additional indications for the Atrisone product.

"Fujisawa is well respected by dermatologists and has a strong presence in the U.S. market with more than 65 professional sales representatives having extensive dermatology sales experience," said David R. Bethune, Atrix's chairman and chief executive officer. "Like our marketing agreement for our Leuprogel(TM) prostate cancer products, this agreement with Fujisawa gives Atrix another substantial near-term earnings opportunity. We are pleased to have such a large and strong partner for this product."

Hideo Fukumoto, president and chief executive officer of Fujisawa Healthcare Inc., said, "Atrisone provides Fujisawa an opportunity to broaden our product offerings in dermatology by entering the $500 million U.S. topical acne market. We believe Atrisone, with its targeted delivery of a potent antibiotic and anti-inflammatory compound right at the site of the lesion, could provide both patients and physicians with an important option in the treatment of this prevalent condition. We look forward to working with Atrix to rapidly bring Atrisone to commercialization for the acne indication."

Atrisone contains dapsone, a potent antimicrobial with independent anti-inflammatory activity formulated in Atrix's SMP(TM) technology, which provides a platform for highly water-insoluble drugs, such as dapsone, to be delivered topically. This proprietary technology is one of three topical drug delivery systems developed by Atrix's scientists. Atrisone topical gel is currently in Phase III clinical trials in the U.S. for the treatment of acne. In addition, Atrix has opened two additional investigational new drug applications
(INDs) for testing Atrisone in the treatment of atopic dermatitis and the intense itch often associated with healing of severe burn wounds.


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ABOUT FUJISAWA HEALTHCARE, INC.

Fujisawa Healthcare, Inc., headquartered in Deerfield, Illinois is a subsidiary of Fujisawa Pharmaceutical Co., Ltd. based in Osaka, Japan. The company is a leading pharmaceutical manufacturer, with over 8,000 employees worldwide and operations in North America, Japan, Europe, and Asia. With a growing portfolio of dermatology products, Fujisawa Healthcare Inc. is the developer and marketer of Protopic(R), the first steroid-free prescription treatment for eczema in 40 years as well as Aristrocort(R)and Cyclocort(R)dermatoses treatments.

ABOUT ATRIX LABORATORIES, INC.

Atrix Laboratories, Inc. is an emerging specialty pharmaceutical company focused on advanced drug delivery. With five unique patented technologies, Atrix is currently developing a diverse portfolio of proprietary products, including oncology, pain management, and dermatology products. The company also partners with large pharmaceutical and biotechnology companies to apply its proprietary technologies to new chemical entities or to extend the patent life of existing products. Atrix has strategic alliances with several pharmaceutical companies including recent collaborations with Pfizer, Elan Corporation plc, Sanofi-Synthelabo, Human Genome Sciences Inc., MediGene, Collagenex Pharmaceuticals, Inc. and the Novartis company - Geneva Pharmaceuticals, to use its drug delivery technologies and expertise in the development of new products. Additional information is available on the Atrix Laboratories, Inc. Web site at http://www.atrixlabs.com.

Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, product demand, pricing, market acceptance, changing economic conditions, risks in product and technology development, the effect of the company's accounting policies and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time.

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